Insider Trading Policy
and
Guidelines with Respect to Certain Transactions in Company Securities of
MidWestOne Financial Group, Inc.
(as amended January 23, 2024)

This Insider Trading Policy (this “Policy”) provides guidelines to employees, officers, directors, and other related parties of MidWestOne Financial Group, Inc. and its subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities.

I. Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including, without limitation, common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, debt securities, and convertible debentures, as well as securities of other companies under certain circumstances, as described in Section V below. The transactions covered by this Policy specifically include any transactions designed to hedge or offset any decrease in the market value of any of the Company’s securities described in the preceding sentence.

It applies to all officers of the Company, all members of the Company’s board of directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below in Section VI) regarding the Company. This Policy also applies to any person who receives Material Nonpublic Information from any “Insider,” which term, for purposes of this Policy, includes the following groups of people, together with their immediate family members1 and members of their households:2 (a) the Company’s directors and officers; (b) the Company’s employees, consultants, and contractors who receive or have access to Material Nonpublic Information regarding the Company; and (c) any person who possesses Material Nonpublic Information regarding the Company.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at these times be subject to this Policy.

II. Statement of General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

1 For purposes of this Policy, the term “immediate family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
2 For purposes of this Policy, a member of an Insider’s household includes any other person who lives in such Insider’s home or shares such Insider’s address (except for employees or tenants of such Insider), or who are financially dependent upon such Insider.

(a)    Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase, sale, or other disposition of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material unless such transfer is made (a) pursuant to an approved rule 10b5-1 trading plan or “non-rule 10b5-1 trading arrangement,” as described below, or (b) in a transaction with the Company or another Insider who is also in possession of such Material Nonpublic Information. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading. In addition, the Company itself must not, directly or indirectly, purchase, sell, or otherwise dispose of the Company’s securities in violation of insider trading laws, rules, and regulations, as well as any listing standards applicable to the Company.

(b)    Tipping. No Insider shall disclose (“tip”) any Material Nonpublic Information with respect to the Company or any of the Company’s business partners (as defined in Section V below)to any other person (including family members) who is not a director, officer, or employee of the Company, or a consultant or a contractor to the Company who is subject to a confidentiality agreement with the Company, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities or the securities of the Company’s business partners.

(c)    Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

III. Potential Criminal and Civil Liability and/or Disciplinary Action

(a) Liability for Insider Trading. Insiders may be subject to significant criminal penalties and civil liability for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

(b) Liability for Tipping. Insiders also may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the Canadian Securities Commissions, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

(c) Possible Disciplinary Actions. Insiders who violate this Policy also shall be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans, reduction or elimination of annual or other bonuses, or termination of employment.

(d) Company Liability. Although responsibility for compliance with this Policy and liability for non-compliance are primarily personal to the individuals involved, violations may result in civil and criminal liability for the Company. Significant criminal and financial penalties for corporations have also been assessed.

IV. Guidelines

(a) Mandatory Black-out Period for Officers, Directors and Certain Employees; Recommended For All Employees. The period beginning at the close of the Trading Day that is two weeks before the end of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the purchase or sale of the Company’s securities during the period beginning two weeks before the last day of the quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter (the “Black-out Period”). The purpose behind the Black-out Period is to establish a diligent effort to avoid any improper transaction.

From time to time, the Company also may recommend that directors, officers, selected employees and others suspend trading for a fixed or unspecified period of time because of developments known to the Company and not yet disclosed to the public. In such event, such persons will be advised of such restriction, and shall not engage in any transaction involving the purchase, sale, or other disposition of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even outside the Black-out Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person, or until such information otherwise ceases to constitute Material Nonpublic Information. Assuming the absence of Material Nonpublic Information, trading in the Company’s securities outside of the Black-out Period should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

(b) Pre-Clearance of Trades. The Company has determined that all of the Company’s Section 16 reporting Insiders should refrain from trading, transacting, or otherwise making any transfer, gift, pledge, or loan ofthe Company’s securities without first complying with the Company’s “pre-clearance” process. Each Section 16 reporting Insider should contact the Company’s Chief Financial Officer no less than 2 business days prior to commencing any trade, transaction, or other disposition or encumbrance of the Company’s securities, including for transactions or other transfers that are not subject to the trading restrictions of this Policy; provided, however that pre-clearance is not required for transactions made pursuant to an approved 10b5-1 trading plan or “non-rule 10b5-1 trading arrangement,” so long as pre-clearance was received prior to entering into such plan. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain officers, employees, consultants, and contractors other than and in addition to Section 16 reporting Insiders. Any person with any questions regarding trading in the Company’s securities is encouraged to contact the Company’s Chief Financial Officer.

(c) Prohibition Against Short Sales. No director, officer, or employee shall enter into any “short” position with respect to any equity security of the Company or otherwise violate Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)    Prohibition Against Hedging. No director, officer or employee is permitted to enter into any hedging transaction with respect to the Company’s securities, including, but not limited to, the purchase or use of, directly or indirectly through any other persons or entities, any stock option, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments designed to offset any decrease in the market value of the Company’s securities.

(e)    Pledging of Company Securities. Section 16 Insiders are prohibited from pledging the Company’s securities as collateral, including, but not limited to, holding any such securities in a margin account, without the prior approval of the Chief Financial Officer.

(f)    Section 16 Reporting Insiders. Each year, on the date of the annual meeting of shareholders, the board of directors of the Company will identify the Section 16 reporting Insiders and notify them of their status as such. These individuals will be required to comply with Section 16 of the Exchange Act, including reporting obligations and limitations on short swing transactions, and the Company will inform them of these obligations.

(g)    Individual Responsibility. Every officer, director, employee, contractor and consultant of the Company has the individual responsibility to comply with this Policy against insider trading, even if such Insider only trades outside the Black-out Period. An Insider may, from time to time, have to forego a proposed transaction in the Company’s, or one of its business partners’ (as applicable) securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

V. Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.

Civil and criminal penalties, termination of employment, and other consequences may result from trading on Material Nonpublic Information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

VI. Definition of Material Nonpublic Information

It is not possible to define all categories of “material” information. Information should be regarded as material, however, if there is a reasonable likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities, or information that is reasonably certain to have a substantial effect on the price of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include, but is not limited to:
a.Financial results
b.Projections of future earnings or losses
c.Dividend declarations
d.News of a pending or proposed merger, sale, or joint venture
e.News of the disposition of a subsidiary
f.Gain or loss of a substantial customer

g.Stock splits or consolidations
h.New equity or debt offerings
i.Acquisitions
j.Significant litigation exposure due to actual or threatened litigation
k.Major changes in senior management
l.Cybersecurity risks and incidents, including vulnerabilities and breaches

Either positive or negative information may be material. Nonpublic information is information that has not been previously disclosed to the general public in a manner that complies with applicable securities laws (e.g., by a press release or in a Current Report on Form 8-K or other report filed with the SEC) and is otherwise not available to the general public. For purposes of this Policy, information regarding the Company and its securities will generally continue to be considered nonpublic information until at least two full Trading Days have elapsed since the information was publicly disclosed by the Company.

VII. Certain Exceptions

(a)    Exercise of Stock Options. For the purposes of this Policy, the Company considers that exercise of stock options for cash under the Company’s stock options plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

(b)    Pre-Existing/10b5-1 Trading Plans. An Insider may have trades in the Company’s securities made on his or her behalf during a restricted period or when the Insider is in possession of Material Nonpublic Information if the Insider enters into a plan, contract or instruction at a time that is not during a restricted period and while the Insider is not in possession of Material Nonpublic Information. The trading plan must comply with the requirements of rule 10b5-1 under the Exchange Act, or otherwise qualify as a “non-rule 10b5-1 trading arrangement” pursuant to Item 408 of Regulation S-K, and must be approved in advance by the Company’s CFO (an “Approved Trading Plan”). In accordance with the foregoing restrictions, trades may be made pursuant to an Approved Trading Plan despite the fact that the Insider may be in possession of Material Nonpublic Information, or the Company is in a restricted period, at the actual time of the trade. Generally, an Approved Trading Plan must specify the amount of securities to buy or sell, the price at which to buy or sell, as well as specific time periods for the trades. A sample plan is attached as Appendix A. However, please note that some brokers require use of their own form trading plan. You must notify the Company’s CFO no later than 2 business days prior to entering into a trading plan with respect to the Company’s securities. The Company considers the adherence to the securities laws to be of utmost importance, and an Insider’s reliance on a trading plan will not necessarily relieve the Insider of liability.

Section 16 Insiders may generally not initiate trades under an Approved Trading Plan until the later of: (a) 90 days after adoption or modification of the plan; or (b) two business days following the disclosure in Forms 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). For employees of the Company who are not Section 16 Insiders, trades under an Approved Trading Plan may not be made until 30 days after the adoption or modification of the plan.

Any modification or termination of an Approved Trading Plan must comply with this Policy and such modification or termination may only be adopted (a) upon receipt of approval of the Company’s CFO, (b) at a time that is not during a Black-out Period, and (c) while the Insider is not in possession of Material Nonpublic Information. Modifications to existing Approved Trading Plans that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under the plan (such as an adjustment for stock splits or a change in account information) will not trigger a new cooling-off period referred to in the preceding paragraph.

Generally, Insiders may not have more than one rule 10b5-1 trading plan or “non-rule 10b5-1 trading arrangement” for open market purchases or sales of the Company’s securities; provided that two successive trading plans may be maintained so long as (a) one of them is a successor trading plan under which trades are not authorized to begin until completion or expiration of the predecessor plan and (b) the predecessor plan is not terminated early. Additionally, Insiders are generally limited to one single-trade plan (one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction) in any 12 month period. All trading arrangements must be entered into and operated in accordance with all applicable SEC rules, as amended from time to time.

(c)    Bona fide Gifts or Donations of Company stock. Bona fide gifts or donations of the Company’s securities made by Insiders to family members and charities also are generally exempt from this Policy. Whether a gift or donation is bona fide, however, will depend on the circumstances surrounding the gift. For example, gifts to dependent children followed by a sale of the “gift” shares by the donee in close proximity to the time of the gift, however, may imply some economic benefit to the donor, and therefore, make the gift non-bona fide. Donations of the Company’s securities that are made when the donor is aware of Material Nonpublic Information about the security or the Company and knows (or is reckless in not knowing) that the donee would sell the securities prior to the public disclosure of such information would not be considered a bona fide gift or donation. Insiders should also be aware that there may be some exposure to tax liability based on the timing and value of the gift.

(d)    401(k) Plan. This Policy does not apply to periodic contributions to the Company’s 401(k) Plan which are used to purchase Company stock pursuant to an individual’s advance instructions. The Policy does apply, however, to certain elections Insiders may make under the 401(k) Plan, including (a) an election to increase or decrease the amount or percentage of the periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against the 401(k) Plan account, if the loan will result in a liquidation of some or all of the Insider’s Company stock fund balance, and (d) an election to prepay a plan loan if the prepayment will result in a change in the Insider’s Company stock fund balance.

VIII. Additional Information – Directors and Officers

The Company must comply with the reporting obligations and limitations on shortswing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, the receipt of an option under the Company’s option plans is deemed a purchase under Section 16; however, so long as certain other criteria are met, both the receipt of an option and the exercise of that option will be exempt from the shortswing liability rule. It should be noted that the sale of any such shares is a sale under Section 16 and is not exempt from shortswing liability under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

APPENDIX A
Sample Trading Plan

This Trading Plan, dated ____________, 20__ the (the “Trading Plan”), between [name of seller or purchaser] (the [“Seller” or “Purchaser”]) and [market maker] (the “Broker”).

WHEREAS, the [Seller/Purchaser] desires to establish this Trading Plan to [sell or purchase] a certain amount of MidWestOne Financial Group, Inc.’s (the “Issuer”) common stock, par value $1.00 per share (the “Common Stock”); and

WHEREAS, the [Seller/Purchaser] desires to engage Broker to effect [sales/purchases] of shares of the Common Stock in accordance with the Trading Plan;

NOW, THEREFORE, the [Seller/Purchaser] and Broker hereby agree as follows:

1.Trading Requirements.

Alternative 1:

Broker shall effect a [sale/purchase] (each a [“Sale” or “Purchase”)] of _____ shares of Common Stock on [date or day on which to purchase or sell every month, quarter, etc.] in which the Common Stock is quoted on the Nasdaq Global Market (the “NasdaqGM”) at a price of not [less/more] than $_________ per share [and not more/less than $______ per share].

Alternative 2:

Broker shall effect a [sale/purchase] (each a [“Sale” or “Purchase”)] of Common Stock for an aggregate amount (before brokerage commissions or other transaction costs) of $_______ at the market price of the Common Stock as quoted on the NasdaqGM provided that the market price of the Common Stock is not [less/more] than $______ per share.

Alternative 3:

Broker shall effect a [sale or purchase] (each a [“Sale” or “Purchase”)] of _______ shares of Common Stock if at any time the price of the Common Stock as quoted on the NasdaqGM is [greater/less] than $______ for a period of _____ consecutive trading days.

2.    Effective Date/Termination. This Trading Plan shall become effective on [date] and shall terminate upon:

(a)    the earlier of (i) [a specified date], (ii) such time as the aggregate [proceeds of the Sales received][amount spent] by the [Seller/Purchaser] equals $_________, or (iii) ____ shares [or ____%] of the Common Stock have [has] been [sold/purchased] pursuant to this Trading Plan;

(b)    the death of the [Seller/Purchaser];

(c)    if at any time any trade contemplated hereunder shall result in a violation or adverse consequence under the applicable securities laws.

3.    Modifications. This Trading Plan may be modified by the [Seller/Purchaser] provided that such modification is in writing, made in good faith and not as part of a plan or scheme to evade

APPENDIX A
prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is pre-cleared or acknowledged by the Issuer’s designated legal officer.

4.    Market Disruption or other Disruption. [Seller/Purchaser] understands that Broker may not be able to effect a [Sale/Purchase] due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or to the relevant market. If any [Sale/Purchase] cannot be executed as required by paragraph 1 above due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker or any other event, Broker shall effect such [Sale/Purchase] as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event, provided, that, the [Sale/Purchase] complies with the Trading Requirements as provided in paragraph 1 above.

5.    [Seller/Purchaser] Representations and Warranties. [Seller/Purchaser] represents and warrants that:

(a)    [Seller/Purchaser] is not aware at the time of [his/her] execution hereof of material nonpublic information with respect to the Issuer or any securities of the Issuer (including the Common Stock) and is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.

(b)    [Seller/Purchaser] is currently able to [sell/purchase] shares of Common Stock in accordance with the Issuer’s insider trading policies and [Seller/Purchaser] has obtained the written approval of the Issuer to enter into this Trading Plan.

6.    Compliance with the Securities Laws. It is the intent of the parties that this Trading Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Trading Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

7.    Governing Law. This Trading Plan shall be governed by and construed in accordance with the laws of Iowa.

IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date first written above.

__________________________________              [Name of Seller/Purchaser]

__________________________________
[Name of Broker]

Acknowledged on this____ day
of ___________, 20__:

MidWestOne Financial Group, Inc.
____________________________

Name:

Title: